                                                                    EXHIBIT 99.1



                             [McCLAIN NEWS RELEASE]




                              FOR IMMEDIATE RELEASE
                              ---------------------

NASDAQ                                       CONTACT: MARK MIKELAIT
Symbol MCCL                                           TREASURER
                                               TEL:   (419)468-2120
                                               FAX:   (419)468-4895


                            MCCLAIN INDUSTRIES, INC.

           ANNOUNCES RECORD EARNINGS FOR FIRST QUARTER IN FISCAL 1999

Sterling Heights, Michigan, February 9, 1999 - McClain Industries, Inc. NASDAQ Symbol (MCCL), today announced record sales and earnings for the first quarter ended December 31, 1998.

Sales for the first quarter in fiscal 1999 increased 14% to a record $27,156,906 from $23,625,324 for the same quarter in fiscal 1998. Net income for the first quarter of fiscal 1999 was a record $561,486 or $.12 a share, compared to net income of $337,537 or $.07 a share during the same quarter in fiscal 1998.

"The first quarter sales increase of 14% from the previous years first quarter was within our projections," said Kenneth D. McClain, President and Chief Executive officer. "Demand for our products continues to improve and shows our sales and marketing efforts are producing positive results. We expect the upward sales trend to continue during fiscal 1999, particularly in the solid waste product lines."

McClain Industries is one of the nation's leading manufacturers of solid waste handling and transportation equipment for the waste disposal and recycling industry and of a diversified line of dump truck bodies.


                                             THREE MONTHS ENDED
                                             ------------------
                                   DECEMBER 31, 1998        DECEMBER 31, 1997
                                   -----------------        -----------------
Net Sales                             $27,156,906             $23,625,324

Net Income                            $   561,486             $   337,537

Earnings Per Share                    $       .12             $       .07

Average Shares Outstanding              4,682,160               4,762,953
